Exhibit 99.1

News Release
For Release January 3, 2025
For Immediate Release

Contact: (803) 951- 2265
Robin D. Brown, EVP & Chief Marketing Officer

First Community Names Donley to Executive Leadership Position

January 3, 2025 (Lexington, S.C.) – First Community announced today that Sarah Donley has been named Executive Vice President and Chief Operations & Risk Officer. Ms. Donley succeeds retiring Tanya Butts who has served in this role since 2016.

Ms. Donley joined First Community in 1997 and most recently served as Controller. As Chief Operations and Risk Officer, Donley will be responsible for electronic banking, deposit operations, loan operations, IT, information security, vendor management, audit, compliance, financial crimes (CFT/AML), fraud, facilities, and physical security.

With more than 35 years of banking experience, including twenty-seven of those with First Community Bank, Donley is well prepared to lead these important areas. Her institutional knowledge, including her work with these areas of responsibility during her tenure, gives her a strong base of knowledge for her new role.

A native of Moorestown, New Jersey, Donley earned a Bachelor Arts in Economics with a minor in Business Administration and Psychology from Wittenberg University and is a CPA. Donley is also a graduate of the First Community Bank Leadership Institute. Donley has served as a volunteer or financial supporter of local organizations including Midlands Reading Consortium, Sole Stepping, and Palmetto Place.

First Community Bank President and CEO, Ted Nissen, commented, “Sarah has been an integral part of our team since joining our bank in 1997 and we are excited about the contributions that she will continue to make as a member of our Executive Leadership Team. Throughout her tenure with the bank, she has been involved with the areas that she will now lead as COO/CRO. Her passion for and dedication to our Company along with her 27 years of institutional knowledge have well prepared her for this important role. I’d also like to thank Tanya for her many contributions to First Community these past 8 years and note that she will continue as Executive Vice President and Senior Advisor through the first quarter of 2025 to insure a smooth transition.”

About First Community Bank

First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

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